CERTIFICATE OF TRUST

Harvest Volatility Edge Trust

This Certificate of Trust of Harvest Volatility Edge Trust (the “Trust”) is duly executed and filed on behalf of the Trust by the undersigned, as initial sole trustee, in order to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1.     Name.   The name of the statutory trust formed hereby is Harvest Volatility Edge Trust.

2.     Registered Office; Registered Agent.   The business address of the Trust’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.     Investment Company.   The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

4.     Notice of Limitation of Liabilities of each Series.   Notice is hereby given that, pursuant to Section 3804 of the Act, the Trust is or may hereafter be constituted a series statutory trust and that, pursuant to Section 3804(a) of the Act, (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or the assets of any other series thereof and (b) unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.     Effective Date.   This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the initial sole trustee of the Trust, has duly executed this Certificate of Trust as of August 28, 2017, in accordance with Section 3811(a)(1) of the Act.

/s/ Curtis F. Brockelman, Jr.

Curtis F. Brockelman, Jr., Initial Sole Trustee